Exhibit 22.1

Debt Securities of Brookfield BRP Holdings (Canada) Inc.

Issuer:

Brookfield BRP Holdings (Canada) Inc.

Guarantors:

Brookfield Renewable Partners L.P.

Brookfield Renewable Energy L.P.

BRP Bermuda Holdings I Limited

Brookfield BRP Europe Holdings (Bermuda) Limited

Brookfield Renewable Investments Limited

BEP Subco Inc.